EXHIBIT 99.1

For immediate release
For More Information:
J. Bruce Hildebrand, Executive Vice President
325.627.7155
FIRST FINANCIAL BANKSHARES ANNOUNCES
THIRD QUARTER EARNINGS RESULTS
ABILENE, Texas, October 19, 2006 – First Financial Bankshares, Inc. today reported earnings for the third quarter of 2006 of $11.40 million, a 6.0 percent increase compared with $10.76 million in the same quarter last year. Basic earnings per share increased 5.8 percent to $0.55 in the third quarter of 2006 from $0.52 in the same period last year. The 2005 third-quarter results included a $402,000 before income tax special distribution of proceeds to the Company from the merger of PULSE EFT Association and Discover Financial Services, Inc. Excluding these special proceeds, the Company’s net income in the third quarter of 2006 would have increased 8.6 percent and basic earnings per share would have increased 7.8 percent.
Net interest income for the third quarter of 2006 increased 12.1 percent to $26.70 million compared with $23.82 million in the same quarter last year, due to companywide growth in the loan portfolio and an increase in interest-earning assets from the acquisition in December 2005 of The First National Bank of Bridgeport. The net interest margin, on a taxable equivalent basis, was 4.49 percent for the third quarter of 2006, unchanged from the same period a year ago and down one basis point from the second quarter of 2006. The provision for loan losses was $1.09 million in the third quarter of 2006, compared with $317,000 in the same quarter last year. This increase in the provision for loan losses is due to overall loan growth, changes in classification of certain loans and in recognition of general economic conditions, including concerns about a slowing real estate market.
Noninterest income in the third quarter was $11.19 million, an increase of 8.3 percent compared with $10.33 million in the same quarter a year earlier. However, excluding the proceeds from the PULSE/Discover transaction, noninterest income in the third quarter of 2005 would have been $9.92 million, which would have resulted in a 12.7 percent increase in the third quarter of 2006 compared to a year ago. Trust fees increased 9.4 percent to $1.89 million compared with $1.73 million in the same quarter last year. Revenue from service charges on deposits increased 6.6 percent to $5.84 million compared with $5.48 million a year ago due primarily to the Bridgeport acquisition and an increase in net new accounts.
Noninterest expense increased 10.3 percent in the third quarter of 2006 to $20.65 million from $18.73 million in the same quarter last year. The increase was due primarily to additional salary, employee benefits and facilities expenses resulting from the acquisition of the Bridgeport bank and from the opening of new bank branches in late 2005 in Midlothian and Granbury. The Company’s efficiency ratio in the third quarter of 2006 stood at 52.89 percent compared with 52.99 percent in the same quarter a year ago. Without the PULSE/Discover proceeds described above, the third quarter 2005 efficiency ratio was 53.60 percent.

“We are pleased with our bank’s performance during the third quarter, including good progress on the growth of our loan portfolio, increases in noninterest income and control over our expenses,” said F. Scott Dueser, President and Chief Executive Officer. “We were able to maintain a steady net interest margin during the quarter, despite pressures on deposit rates and the highly competitive banking environment in Texas.”
For the first nine months of 2006, net income was $34.32 million compared with $33.44 million in the first nine months of 2005, an increase of 2.6 percent. Excluding PULSE after tax proceeds of $2.5 million received during the first nine months of 2005, net income for the nine months ended September 30, 2006 would have increased 11.0 percent over the same period last year. Basic earnings per share for the first nine months of 2006 were $1.66 compared with $1.62 a year ago. Net interest income increased 12.1 percent in the first nine months of 2006 to $78.90 million from $70.40 million in the same period last year.
As of September 30, 2006, consolidated assets for the Company totaled $2.71 billion compared with $2.48 billion a year ago. Loans increased 10.8 percent to $1.34 billion at quarter end, compared with loans of $1.21 billion at the end of the third quarter of 2005. Total deposits rose 7.5 percent as of September 30, 2006, to $2.28 billion from $2.12 billion a year earlier. The acquisition of The First National Bank of Bridgeport accounted for $65.9 million of the loan growth and $132.0 million of the deposit growth. Shareholders’ equity rose to $293.12 million as of September 30, 2006, compared with $276.32 million the prior year.
Headquartered in Abilene, Texas, First Financial Bankshares is a financial holding company that operates ten separately chartered banks with 44 locations in Texas, a trust company and a technology operating company. These subsidiaries are First Financial Bank, N.A., Abilene, Clyde and Moran; First Financial Bank, N.A., Eastland, Ranger and Rising Star; First Financial Bank, N.A., Cleburne, Burleson, Alvarado and Midlothian; Hereford State Bank, Hereford; City National Bank, Mineral Wells; San Angelo National Bank, San Angelo; First Financial Bank, N.A., Southlake, Trophy Club, Keller, Bridgeport, Decatur and Boyd; First Financial Bank, N.A., Stephenville, Granbury and Glen Rose; First National Bank, Sweetwater, Roby and Trent; Weatherford National Bank, Weatherford, Willow Park and Aledo; First Financial Trust & Asset Management Company, N.A.; and First Technology Services, Inc.
The Company is listed on The NASDAQ Global Select Market under the trading symbol FFIN. For more information about First Financial Bankshares, please visit our Web site at http://www.ffin.com.
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Certain statements contained herein may be considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon the belief of the Company’s management, as well as assumptions made beyond information currently available to the Company’s management, and may be, but not necessarily are, identified by such words as “expect”, “plan”, “anticipate”, “target”, “forecast” and “goal”. Because such “forward-looking statements” are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include competition from other financial institutions and financial holding companies; the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; changes in the demand for loans; fluctuations in value of collateral and loan reserves; inflation, interest rate, market and monetary fluctuations; changes in consumer spending, borrowing and savings habits; and acquisitions and integration of acquired businesses, and similar variables. Other key risks are described in the Company’s reports filed with the Securities and Exchange Commission, which may be obtained under “Investor Relations-Documents/Filings” on the Company’s Web site or by writing or calling the Company at 325.627.7155. Except as otherwise stated in this news announcement, the Company does not undertake any obligation to update publicly or revise any forward-looking statements because of new information, future events or otherwise.

FIRST FINANCIAL BANKSHARES, INC.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except share and per share data)

	Sept. 30,
	2006	2005
ASSETS:
Cash and due from banks	$105,076	$95,296
Fed funds sold	13,700	103,500
Investment securities	1,106,665	950,714
Loans	1,337,315	1,206,973
Allowance for loan losses	(16,498)	(14,375)

Net loans	1,320,817	1,192,598
Premises and equipment	61,066	56,357
Goodwill	62,113	49,907
Other intangible assets	5,022	3,914
Other assets	36,878	25,975

Total assets	$2,711,337	$2,478,261

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Noninterest-bearing deposits	$631,958	$543,478
Interest-bearing deposits	1,648,577	1,577,732

Total deposits	2,280,535	2,121,210
Short-term borrowings	118,045	63,374
Other liabilities	19,634	17,359
Shareholders’ equity	293,123	276,318

Total liabilities and shareholders’ equity	$2,711,337	$2,478,261

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2006	2005	2006	2005
INCOME STATEMENTS
Interest income	$39,388	$31,305	$113,930	$90,133
Interest expense	12,685	7,488	35,034	19,734

Net interest income	26,703	23,817	78,896	70,399
Provision for loan losses	1,091	317	1,814	1,051

Net interest income after provision for loan losses	25,612	23,500	77,082	69,348
Noninterest income	11,188	10,325	33,621	34,215
Noninterest expense	20,653	18,725	62,004	56,128

Net income before income taxes	16,147	15,100	48,699	47,435
Income tax expense	4,742	4,338	14,379	13,993

Net income	$11,405	$10,762	$34,320	$33,442

PER COMMON SHARE DATA
Net income — basic	$0.55	$0.52	$1.66	$1.62
Net income — diluted	0.55	0.52	1.65	1.61
Cash dividends	0.30	0.28	0.88	0.82
Book value			14.14	13.35
Market value			38.15	34.83
Shares outstanding — end of period	20,731,455	20,704,527	20,731,455	20,704,527
Average outstanding shares — basic	20,729,287	20,700,760	20,722,310	20,692,722
Average outstanding shares — diluted	20,788,068	20,782,051	20,780,598	20,772,503

PERFORMANCE RATIOS
Return on average assets	1.67%	1.76%	1.68%	1.86%
Return on average equity	15.93	15.61	16.36	16.46
Net interest margin (tax equivalent)	4.49	4.49	4.47	4.51
Efficiency ratio	52.89	52.99	53.45	51.87

Note: On April 26, 2005, the Company’s Board of Directors declared a four-for-three stock split in the form of a 33% stock dividend effective June 1, 2005. All share and per share amounts in this earnings release have been restated to reflect this stock split.

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2006	2005	2006	2005
RECONCILIATION OF NET INCOME
Net Income	$11,405	$10,762	$34,320	$33,442
Gain on sale of Pulse ownership rights	—	402	—	3,895
Less Tax Effect	—	(141)	—	(1,363)

Net gain on sale of Pulse ownership rights	—	261	—	2,532

Net Income excluding gain on sale of Pulse Ownership rights	$11,405	$10,501	$34,320	$30,910

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Quarter Ended
	2006			2005
	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$15,473	$15,116	$14,719	$14,375	$14,323
Loans charged off	(272)	(379)	(380)	(529)	(486)
Loan recoveries	206	347	444	175	221

Net (charge-offs) recoveries	(66)	(32)	64	(354)	(265)
Allowance established at acquisition	—	—	—	429	—
Provision for loan losses	1,091	389	333	269	317

Balance at end of period	$16,498	$15,473	$15,116	$14,719	$14,375

Allowance for loan losses / period-end loans	1.23%	1.20%	1.20%	1.14%	1.19%
Allowance for loan losses / nonperforming loans	401.6	370.0	401.3	415.9	475.1
Net charge-offs (recoveries) / average loans (annualized)	0.02	0.01	(0.02)	0.11	0.09

NONPERFORMING ASSETS
Nonaccrual loans	$3,907	$4,088	$3,570	$3,524	$2,989
Accruing loans 90 days past due	201	94	197	15	37

Total nonperforming loans	4,108	4,182	3,767	3,539	3,026
Foreclosed assets	543	545	588	705	796

Total nonperforming assets	$4,651	$4,727	$4,355	$4,244	$3,822

As a % of loans and foreclosed assets	0.35%	0.37%	0.35%	0.33%	0.32%

CAPITAL RATIOS
Tier 1 Risk-based	14.72%	14.51%	14.54%	14.17%	15.90%
Total Risk-based	15.75	15.49	15.52	15.13	16.92
Tier 1 Leverage	8.91	8.39	8.22	8.56	9.30
Equity to assets	10.81	10.30	10.17	10.11	11.15

	Three Months Ended		Nine Months Ended
	Sept. 30,		Sept. 30,
	2006	2005	2006	2005
NONINTEREST INCOME
Gain on sale of student loans, net	$187	$95	$2,099	$1,754
Gain on sale of PULSE ownership rights	—	402	—	3,895
Gain on securities transactions, net	60	46	60	230
Trust fees	1,891	1,728	5,572	5,152
Service charges on deposits	5,843	5,482	16,789	15,888
Real estate mortgage fees	771	684	1,780	1,607
Net gain (loss) on sale of foreclosed assets	—	19	(12)	64
ATM and credit card fees	1,577	1,283	4,559	3,630
Other noninterest income	859	586	2,774	1,995

Total Noninterest Income	$11,188	$10,325	$33,621	$34,215

NONINTEREST EXPENSE
Salaries and employee benefits	$10,964	$10,058	$33,389	$30,050
Net occupancy expense	1,508	1,278	4,498	3,690
Equipment expense	1,786	1,543	5,281	4,516
Printing, stationery and supplies	536	475	1,548	1,491
ATM and credit card expenses	865	770	2,538	2,161
Audit fees	200	204	638	793
Legal, tax and professional fees	567	527	1,728	1,823
Correspondent bank service charges	384	350	986	1,096
Advertising and public relations	586	615	1,768	1,892
Amortization of intangible assets	448	187	1,059	466
Other noninterest expense	2,809	2,718	8,571	8,150

Total Noninterest Expense	$20,653	$18,725	$62,004	$56,128

TAX EQUIVALENT YIELD ADJUSTMENT	$1,156	$1,194	$3,495	$3,599

FIRST FINANCIAL BANKSHARES, INC.
SELECTED FINANCIAL DATA (UNAUDITED)
(In thousands)

	Three Months Ended
	Sept. 30, 2006
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate
Interest earning assets:
Fed funds sold	$26,664	$342	5.03%
Interest bearing deposits in nonaffiliated banks	2,468	34	5.41%
Taxable securities	882,187	10,003	4.54%
Tax exempt securities	236,723	3,678	6.21%
Loans	1,315,598	26,487	7.99%

Total interest earning assets	2,463,640	40,544	6.54%
Noninterest earning assets	253,520

Total assets	$2,717,160

Interest bearing liabilities:
Deposits	$1,660,306	$10,968	2.62%
Fed funds purchased and other short term borrowings	137,883	1,717	4.92%

Total interest bearing liabilities	1,798,189	12,685	2.80%

Noninterest bearing liabilities	634,861
Shareholders’ equity	284,110

Total liabilities and shareholders’ equity	$2,717,160

Net interest income and margin (tax equivalent)		$27,859	4.49%

	Nine Months Ended
	Sept. 30, 2006
	Average	Tax Equivalent	Yield /
	Balance	Interest	Rate
Interest earning assets:
Fed funds sold	$66,013	$2,245	4.48%
Interest bearing deposits in nonaffiliated banks	4,767	170	4.78%
Taxable securities	874,451	29,342	4.47%
Tax exempt securities	232,129	10,903	6.26%
Loans	1,291,831	74,764	7.74%

Total interest earning assets	2,469,191	117,424	6.36%
Noninterest earning assets	255,731

Total assets	$2,724,922

Interest bearing liabilities:
Deposits	$1,709,746	$31,218	2.44%
Fed funds purchased and other short term borrowings	110,626	3,816	4.61%

Total interest bearing liabilities	1,820,372	35,034	2.57%

Noninterest bearing liabilities	624,144
Shareholders’ equity	280,406

Total liabilities and shareholders’ equity	$2,724,922

Net interest income and margin (tax equivalent)		$82,390	4.47%